FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-158385 Dated October 7, 2009

Return Optimization Securities with Contingent Protection
Linked to a Global Fund Basket
Enhanced Return Strategies for Moderate-Return Environments
HSBC USA Inc. Securities linked to a Global Fund Basket due on or about October 31, 2012

Investment Description

These Return Optimization Securities with Contingent Protection linked to a Global Fund Basket are senior unsecured debt securities issued by HSBC USA Inc, (“HSBC”) which we refer to as the “securities”.  The securities are designed to provide enhanced exposure to the potential positive performance of a weighted basket of exchange traded funds (weighted as described herein), which we refer to as the “basket”, up to the maximum gain of between 40.00% and 46.00% (to be determined on the trade date).  The basket consists of Standard & Poor’s Depositary Receipts® (“SPY”), the iShares® MSCI EAFE Index Fund (“EFA”) and the iShares® MSCI Emerging Markets Index Fund (“EEM”), each of which we refer to as an “index fund”, and collectively, the “index funds”. The amount you receive at maturity is based on the performance of the index funds in the aggregate and on whether the basket ending level is below the specified trigger level, which is 60% of the basket starting level, on the final valuation date. If the basket return is greater than zero, at maturity you will receive the principal amount plus a return equal to the basket return multiplied by the multiplier of 1.5, up to the maximum gain of between 40.00% and 46.00% (to be determined on trade date). If the basket return is equal to or less than zero and the basket ending level is at or above the trigger level, at maturity you will receive the principal amount.  If the basket ending level is below the trigger level, you will receive the principal amount reduced by 1% for every 1% by which the basket ending level is less than the basket starting level. You will not receive interest or dividend payments during the term of the securities. Investing in the securities involves significant risks. You will lose some or all of your principal amount if the basket ending level is below the trigger level. The contingent protection feature applies only if you hold the securities to maturity. Any payment on the securities, including any contingent protection feature, is subject to the creditworthiness of HSBC. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Features

❑
Core Investment Opportunity: At maturity, the securities enhance any positive returns of the basket up to the maximum gain while providing a contingent initial cushion from negative basket returns. In moderate-return environments, this strategy provides the opportunity to outperform investments  that track the performance of the basket.

❑
Contingent Protection Feature: If you hold the securities to maturity and the basket does not close below the trigger level on the final valuation date, you will receive at least 100% of your principal, subject to the creditworthiness of HSBC. If the basket ending level is below the trigger level on the final valuation date, your investment will be fully exposed to any negative basket returns and you may lose some or all of your initial investment.

Key Dates[1]

Trade Date	October 27, 2009
Settlement Date	October 30, 2009
Final Valuation Date[2]	October 25, 2012
Maturity Date[2]	October 31, 2012

[1]
Expected.  In the event any change is made to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the securities remains the same.

[2]	Subject to postponement in the event of a market disruption event or certain other circumstances as described below.

Security Offerings

HSBC is offering Return Optimization Securities with Contingent Protection linked to a Global Fund Basket. The return of the securities is subject to, and will in no event exceed, the predetermined maximum gain of between 40.00% and 46.00% (to be determined on trade date) and, accordingly, any return at maturity will not exceed the specified maximum gain.  The securities are offered at a minimum investment of $1,000 in denomination of $10 and integral multiples thereof.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The securities offered will have the terms specified in the accompanying prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009 and the terms set forth herein.  See “Key Risks” on page 8 of this free writing prospectus and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the securities from HSBC for distribution to UBS Financial Services Inc., acting as agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 19 of this free writing prospectus for the distribution arrangement.
	Price to Public	Underwriting Discount	Proceeds to Issuer
Per Security	$10.00	$0.25	$9.75
Total

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to the offering of securities linked to the basket identified on the cover page.  The basket described in this free writing prospectus is a reference asset as defined in the prospectus supplement, and the securities being offered hereby are “notes” for purposes of the prospectus supplement. As a purchaser of a security, you will acquire an investment instrument linked to the basket.  Although the security offering relates to the basket identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the basket, any index fund or index underlying any index fund (each an “underlying index” and together the “underlying indices”), or any stocks comprising an underlying index, or as to the suitability of an investment in the securities.  Your investment is linked to a basket that consists of the index funds and is not linked to any underlying index.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009.  If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 8 of this free writing prospectus and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities.  You are urged you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated April 9, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

♦	Prospectus dated April 2, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

As used herein, references to the “issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated April 9, 2009 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 2, 2009.

Investor Suitability

The securities may be suitable for you if:

♦    You seek an investment with an enhanced return linked to the potential positive performance of the basket and you believe the level of the basket will increase moderately over the term of the securities – meaning that such an increase is unlikely to exceed the maximum gain indicated herein at maturity (you will not benefit from any increase in the level of the basket that, when multiplied by the multiplier of 1.5, exceeds the maximum gain).  The actual maximum gain will be determined on the trade date.

♦    You seek an investment whose return is linked to a weighted basket of exchange traded funds tracking the performance of specific indices that represent companies in a variety of global jurisdictions.

♦    You are willing to hold the securities to maturity, a term of 36 months.

♦    You are willing to expose your principal to the full downside performance of the basket if the basket ending level is below the trigger level on the final valuation date.

♦    You are willing to forgo dividends or other distributions paid on shares of the index funds in exchange for (i) enhanced returns subject to the maximum gain if the basket appreciates and (ii) contingent protection if the basket depreciates but is not below the trigger level on the final valuation date.

♦    You do not seek current income from this investment.

♦    You do not seek an investment for which there is an active secondary market.

♦    You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

The securities may not be suitable for you if:

♦    You believe the increase in the level of the basket will be more than moderate over the term of the securities – meaning that such an increase is likely to exceed the maximum gain indicated herein at maturity.

♦    You believe the level of the basket will decrease over the term of the securities or that any increase in the level of the basket will not be sufficient to provide you with your desired return.

♦    You do not seek an investment whose return is linked to a weighted basket containing exchange traded funds tracking the performance of specific indices that represent companies in a variety of global jurisdictions.

♦    You are not willing to make an investment that is conditionally exposed to the full downside performance of the basket.

♦    You are unable or unwilling to hold the securities to maturity.

♦    You seek an investment that is 100% principal protected.

♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦    You prefer to receive dividends or other distributions paid on shares of the index funds.

♦    You seek current income from this investment.

♦    You seek an investment for which there will be an active secondary market.

♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Key Risks” on page 8 and “Risk Factors” on page S-3 of the prospectus supplement.

Indicative Terms

Issuer	HSBC USA Inc. (A1/AA-/AA)[1]
Principal Amount	$10 per security
Term	36 months
Basket
The securities are linked to a weighted basket consisting of the Standard & Poor’s Depositary Receipts® (“SPY”), the iShares® MSCI EAFE Index Fund (“EFA”) and the iShares® MSCI Emerging Markets Index Fund (“EEM”), each of which we refer to as an “index fund”, or collectively, as the “index funds”.

Underlying Index	Each index fund seeks to replicate the performance of its respective underlying index. Your investment is linked to a basket that consists of the index funds and is not linked to any underlying index.
Basket Weightings	With respect to the SPY, 40.00%; with respect to the EFA, 40.00%; and with respect to the EEM, 20.00%;
Payment at Maturity (per $10 security)[2]
You will receive a cash payment at maturity linked to the performance of the basket during the term of the securities.
If the basket return is greater than zero, you will receive the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the basket return multiplied by the multiplier, up to the maximum gain, calculated as follows, the lesser of:
(A) $10 + [$10 × the basket return × the multiplier] and
(B) $10 + [$10 × the maximum gain].
If the basket return is equal to or less than zero and the basket ending level is at or above the trigger level , you will receive the principal amount of:
$10.
If the basket ending level is below the trigger level, you will receive the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the basket return:
$10 + [$10 × (basket return)].
In this case the contingent protection is lost, and you will lose some or all of your principal amount.

Trigger Level	60.00, which is 60% of the basket starting level.
Multiplier	1.5
Maximum Gain	Between 40.00% and 46.00%. The actual maximum gain will be determined on the trade date.
Basket Return	basket ending level – basket starting level
basket starting level
Basket Starting Level	Set equal to 100 on the trade date.
Basket Ending Level
On the final valuation date, the basket ending level will be calculated as follows:
100 × [1 + (SPY return × 40.00%) + (EFA return × 40.00%) + (EEM return × 20.00%)]
Each of the returns set forth in the formula above refers to the final return for the relevant index fund, which reflects the performance of the relevant index fund, expressed as a percentage, from the initial value of that index fund on the trade date to the final value of that index fund on the final valuation date.

Determining Payment at Maturity

For each $10 invested, you will receive an amount equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the basket return.  Accordingly, for each $10 invested, your payment at maturity will be calculated as follows:

$10 + [$10 × (basket return)]

The principal protection on your securities is contingent. If the basket ending level is below the trigger level on the final valuation date, the contingent protection is lost and your principal amount will be fully exposed to any decline in the basket. As a result, you will lose some or all of your principal amount at maturity.

1 HSBC USA Inc. is rated A1 by Moody’s, AA- by Standard & Poor’s and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The securities themselves have not been independently rated.  Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to HSBC’s ability to pay its obligations under the securities, such as the basket ending level, an improvement in HSBC’s credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.

2 Payment at maturity and any principal protection is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when come due.

Initial Value	With respect to each index fund, the official closing price (as defined below) of the respective index fund as determined by the calculation agent on the trade date.
Final Value
With respect to each index fund, the official closing price (as defined below) of the respective index fund on the final valuation date, adjusted as described under “Anti - Dilution and Reorganization Adjustments” below by the calculation agent.

Official Closing Price
With respect to each index fund, the official closing price on any scheduled trading day will be the closing price of one share of such index fund as determined by the calculation agent and displayed on Bloomberg Professional® service page “SPY UP <EQUITY>” with respect to SPY, page “EFA UP <EQUITY>” with respect to EFA, page and page ”EEM UP <EQUITY>” with respect to EEM.

CUSIP / ISIN	4042EP339 / US4042EP3391
Calculation Agent	HSBC USA Inc., or one of its affiliates.
Trustee
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture will have substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent
HSBC Bank USA, N.A. will act as paying agent with respect to the securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

What are the tax consequences of the securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the securities), more than 5% of any index fund or any entity owned by the index funds.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, HSBC’s special U.S. tax counsel in this transaction is Sidley Austin LLP.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities.  Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the basket.  HSBC intends to treat the securities consistent with this approach, and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat the securities in accordance with this approach. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions”, HSBC does not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the shares of the index funds). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

HSBC will not attempt to ascertain whether the issuer of any stock owned by one or more of the index funds would be treated as a “passive foreign investment company,” within the meaning of Section 1297 of the Code.  In the event that the issuer of any stock owned by one or more of the index funds were treated as a passive foreign investment company, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of stock owned by the index funds and consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock owned by one or more of the index funds is or becomes a passive foreign investment company.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above.  For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the securities prior to the receipt of payments with respect to the securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) of the securities could be subject to U.S. withholding tax in respect of the securities.  It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the basket ending level relative to its basket starting level. The basket ending level on the final valuation date cannot be predicted. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the basket.  The numbers appearing in the examples below have been rounded for ease of analysis.  The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the securities, with the following assumptions*:

Investment term:	36 months
Basket starting level:	100.00
Trigger level:	60.00 (60.00% of the basket starting level)
Multiplier:	1.5
Hypothetical maximum gain:	43.00% (the midpoint of the expected range of between 40.00% and 46.00%)

*The actual maximum gain for the securities will be determined on the trade date.

Example 1— The level of the basket increases from a basket starting level of 100.00 to a basket ending level of 110.00. The basket return is greater than zero and expressed as a formula:

basket return = (110.00 -100.00)/ 100.00 = 10.00%

Because the index return is greater than zero, the payment at maturity for each $10 principal amount security is calculated as follows,

  the lesser of:
(A) $10.00 + [$10.00 × basket return × the multiplier, and
(B) $10.00 + [$10.00 × the maximum gain]
= the lesser of (A) $10.00 + [$10.00 × 10.00% × 1.5] and (B) $10.00 + [$10.00 × 43.00%]
= the lesser of (A) $10.00 + [$10.00 × 15.00% ] and (B) $10.00 + [$10.00 × 43.00%]
=$10.00 + [$10.00 × 15.00%]
=$10.00 + $1.50
=$11.50

Example 2— The level of the basket increases from a basket starting level of 100.00 to a basket ending level of 130.00. The basket return is greater than zero and expressed as a formula:

basket return = (130.00 -100.00)/ 100.00 = 30.00%

Because the index return is greater than zero, the payment at maturity for each $10 principal amount security is calculated as follows,

the lesser of:
(A) $10.00 + [$10.00 × basket return × the multiplier, and
(B) $10.00 + [$10.00 × the maximum gain]
= the lesser of (A) $10.00 + [$10.00 × 30.00% × 1.5] and (B) $10.00 + [$10.00 × 43.00%]
= the lesser of (A) $10.00 + [$10.00 × 45.00% ] and (B) $10.00 + [$10.00 × 43.00%]
  =$10.00 + [$10.00 × 43.00%]
  =$10.00 + $4.30
  =$14.30

Example 3— The level of the basket decreases from a basket starting level of 100.00 to a basket ending level of 80.00. The index return is negative and expressed as the formula:

basket return = (80.00 -100.00)/100.00 = -20.00%

Because the basket return is less than zero, and the basket ending level is above the trigger level, the payment at maturity for each $10 principal amount security is equal to the principal amount of $10.00.

Example 4— The level of the basket decreases from a basket starting level of 100.00 to a basket ending level of 40.00. The basket return is less than zero and is expressed as a formula:

basket return = (40.00 -100.00)/100.00 = -60.00%

Because the basket ending level is below the trigger level, the investor loses the contingent principal protection and is fully exposed to any decline in the basket ending level relative to the basket starting level. The payment at maturity for each $10 principal amount security is calculated as follows:

 $10.00 + [$10.00 × (basket return)]
=$10.00 + [$10.00 × -60.00%]
=$10.00 + [-$6.00]
=$4.00

If the basket ending level is below the trigger level on the final valuation date, investors are fully exposed to any decline of the basket and will lose some or all of their principal at maturity.

Scenario Analysis – hypothetical payment at maturity for each $10.00 principal amount of securities

Hypothetical Basket Ending Level	Hypothetical Basket Return	Multiplier	Hypothetical Return on Securities	Hypothetical Payment at Maturity
200.00	100.00%	1.5	43.00%	$14.30
190.00	90.00%	1.5	43.00%	$14.30
180.00	80.00%	1.5	43.00%	$14.30
170.00	70.00%	1.5	43.00%	$14.30
160.00	60.00%	1.5	43.00%	$14.30
150.00	50.00%	1.5	43.00%	$14.30
140.00	40.00%	1.5	43.00%	$14.30
130.00	30.00%	1.5	43.00%	$14.30
128.67	28.67%	1.5	43.00%	$14.30
120.00	20.00%	1.5	30.00%	$13.00
110.00	10.00%	1.5	15.00%	$11.50
105.00	5.00%	1.5	7.50%	$10.75
100.00	0.00%	1.5	0.00%	$10.00
95.00	-5.00%	N/A	0.00%	$10.00
90.00	-10.00%	N/A	0.00%	$10.00
80.00	-20.00%	N/A	0.00%	$10.00
70.00	-30.00%	N/A	0.00%	$10.00
60.00	-40.00%	N/A	0.00%	$10.00
50.00	-50.00%	N/A	-50.00%	$5.00
40.00	-60.00%	N/A	-60.00%	$4.00
30.00	-70.00%	N/A	-70.00%	$3.00
20.00	-80.00%	N/A	-80.00%	$2.00
10.00	-90.00%	N/A	-90.00%	$1.00
0.00	-100.00%	N/A	-100.00%	$0.00

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. You are also urged you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
Principal Protection Applies Only in Limited Circumstances and You May Lose Up to 100% of Your Initial Investment – Your principal amount will be protected only if the basket ending level is at or above the trigger level on the final valuation date.  The securities differ from ordinary debt securities in that HSBC will not pay you 100% of the principal amount of your securities if the basket ending level is below the trigger level on the final valuation date.  In that event, the contingent protection will be eliminated and, at maturity, you will be fully exposed to any decline in the level of the basket.  Accordingly, you may lose up to 100% of your principal amount.

♦
Certain Built-in Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity – You should be willing to hold your securities to maturity.  The securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your securities to HSBC, its affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the basket has appreciated since the trade date.

♦
Credit of Issuer – The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the contingent principal protection or any other amounts owed to you under the terms of the securities.

♦
Maximum Gain – You will not participate in any appreciation in the level of the basket (as magnified by the multiplier) beyond the maximum gain that will be between 40.00% and 46.00% (to be determined on the trade date). YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE MAXIMUM GAIN.

♦
No Periodic Interest or Dividend Payments or Voting Rights –  As a holder of the securities, you will not receive periodic interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the index funds or stocks held by the index funds would have.

♦
Price Prior to Maturity –  The market price of the securities will be influenced by many factors including the price of the index funds, price volatilities, dividends, the time remaining to maturity of the securities, interest rates, geopolitical conditions, economic, political, financial and regulatory or judicial events, and the creditworthiness of HSBC.

♦
Potential HSBC Impact on Price – Trading or transactions by HSBC USA Inc. or any of its affiliates in the stocks held by the index funds or in shares of the index funds, or in futures, options, exchange-traded funds or other derivative products on the stocks held by the index funds or shares of the index funds, may adversely affect the market value of the stocks held by the index funds or shares of the index funds, and, therefore, the market value of the securities.

♦
Lack of Liquidity – The securities will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates intends to offer to repurchase the securities in the secondary market but is not required to do so and may cease any such market making activities at any time and without notice. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the securities, which will exclude any fees or commissions you paid when you purchased the securities.

♦
Potential Conflict of Interest – HSBC or its affiliates may engage in business with the issuers of the stocks comprising an underlying index (the “underlying stock issuers”), which may present a conflict between the obligations of HSBC and you, as a holder of the securities.  The calculation agent, which may be HSBC or any of its affiliates, will determine the payment at maturity based on the observed basket ending level.  The calculation agent can postpone the determination of the basket ending level or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC – HSBC, UBS Financial Services Inc., or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the securities and which may be revised at any time.  Any such research, opinions or recommendations could affect the price of the index funds, the level of the underlying indices or the price of the stocks included in the underlying indices, and therefore, the market value of the securities.

♦
An Index Fund and its Underlying Index are Different – The performance of an index fund may not exactly replicate the performance of the respective underlying index, because such index fund will reflect transaction costs and fees that are not included in the calculation of the respective underlying index.  It is also possible that an index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the respective underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such fund or due to other circumstances. An index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the respective underlying index and in managing cash flows. Your investment is linked to the basket which consists of the index funds.  Any information relating to the relevant underlying index is only relevant to understanding the index that the relevant index fund seeks to replicate.

♦
Management Risk – The index funds are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the index funds, utilizing a ‘‘passive’’ or indexing investment approach, attempt to approximate the investment performance of their respective underlying index by investing in a portfolio of securities that generally replicate the respective underlying index. Therefore, unless a specific security is removed from the respective underlying index, an index fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, an index fund is subject to the risk that the investment strategy of the fund’s investment adviser may not produce the intended results. Your investment is linked to the basket which consists of the index funds.  Any information relating to the relevant underlying index is only relevant to understanding the index that the relevant index fund seeks to replicate.

♦
Transition of the Investment Advisor of EFA and EEM – On June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of Barclays Global Fund Advisors (“BGFA”), the current investment advisor to the EFA and the EEM, accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the BlackRock Transaction”). The BlackRock Transaction is subject to certain regulatory approvals, as well as other conditions to closing. Under the Investment Company Act of 1940, as amended, completion of the BlackRock Transaction will cause the automatic termination of the EFA’s and the EEM’s current investment advisory agreement with BGFA. In order for the management of the EFA and the EEM to continue uninterrupted, the EFA’s and the EEM’s Board of Directors/Board of Trustees, as applicable, (the “Board”) approved a new investment advisory agreement with BGFA which will be submitted to the shareholders of each of the EFA and the EEM for their approval at a special meeting to be held on November 4, 2009. The failure to obtain such approvals could cause interruptions in the management of the relevant index fun which could have an adverse effect on the value of such index fund and consequently on the value of your securities.

♦
There is Limited Anti-dilution Protection – The calculation agent will adjust the final value of an index fund, which will affect the basket return and, consequently, the payment at maturity, for certain events affecting the shares of such index fund, such as stock splits and corporate actions. The calculation agent is not required to make an adjustment for every corporate action which affects the shares of the index funds. If an event occurs that does not require the calculation agent to adjust the prices of the shares of the index funds, the market price of the securities may be materially and adversely affected. See “Anti-dilution and Reorganization Adjustments” below for additional information.

♦
Changes in the Value of One or More Index Funds May Offset Each Other – Price movements in the index funds may not correlate with each other.  Even if the value of one or more of the index funds increases, the value of one or more of the other index funds may not increase as much or may even decrease.  Therefore, in calculating the basket ending level, increases in the value of one or more of the index funds may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other index funds.

♦
HSBC Cannot Control Actions by the Companies Whose Stocks or Other Equity Securities are Held By the Index Funds – HSBC is not affiliated with any of the companies whose stock is held by the index funds. As a result, HSBC will have no ability to control the actions of such companies, including actions that could affect the value of the stocks held by the index funds or your securities. None of the money you pay HSBC will go to any of the companies represented in the index funds’ holdings, and none of those companies will be involved in the offering of the securities in any way. Those companies will have no obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

♦
The Securities are Subject to Risks Associated with Foreign Securities Markets – Because foreign companies or foreign equity securities held by EFA and EEM may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the securities involve particular risks.  For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets.  Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.  Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.  Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
The Securities are Subject to Emerging Markets Risk — Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the securities are highly susceptible, before making a decision to invest in the securities.

♦
Exchange Rate Risk – Because EFA and EEM will invest in stocks denominated in the foreign currencies, changes in currency exchange rates may negatively impact such index funds’ returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to EFA and EEM.

♦
The Securities are Not Insured by any Governmental Agency of The United States or any Other Jurisdiction – The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

♦
Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities.  Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the basket.  HSBC intends to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the shares of the index funds). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the U.S. holder

 (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the securities prior to the receipt of payments with respect to the securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) of the securities could be subject to U.S. withholding tax in respect of the securities.  It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

Market Disruption Event

If the final valuation date is not a scheduled trading day for an index fund, then the final valuation date for such index fund will be the next day that is a scheduled trading day for such index fund.  If a market disruption event (as defined below) exists for an index fund on the final valuation date, then the final valuation date for such index fund will be the next scheduled trading day on which a market disruption event does not exist with respect to such index fund.  If the market disruption event continues for five consecutive scheduled trading days, then the fifth of such consecutive scheduled trading days will nonetheless be the final valuation date for such index fund, and the calculation agent will determine, in its discretion, the final value with respect to such index fund on that date in good faith and in its sole discretion using its estimate of the exchange traded price for such index fund that would have prevailed but for that market disruption event. For the avoidance of doubt, if no market disruption event exists with respect to an index fund on the originally scheduled final valuation date, the determination of such index fund’s final value will be made on the originally scheduled final valuation date, irrespective of the existence of a market disruption event with respect to one or more of the other index funds. If the final valuation date for any index fund is postponed, then the maturity date will also be postponed until the fourth business day following the latest postponed final valuation date and no interest will be payable in respect of such postponement.

“Market disruption event” for an index fund means any scheduled trading day on which any relevant exchange or related exchange for such index fund fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i) Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or related exchanges or otherwise; (A) relating to shares of the applicable index fund, (B) relating to the stocks then constituting 20% or more of the level of the underlying index of such index fund; or (C) in futures or options contracts relating to such index fund or the underlying index of such index fund, on any related exchange; or

(ii) Any event (other than any event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for shares of the applicable index fund; (B) to effect transactions in, or obtain market values for the stocks then constituting 20% or more of the level of the underlying index of such index fund; or (C) to effect transactions in, or obtain market values for, futures or options contracts relating to such index fund or the underlying index of such index fund on any relevant related exchange; or

(iii) The closure on any scheduled trading day of any relevant exchange or any related exchange relating to any shares of the applicable index fund or relating to any stocks then constituting 20% or more of the level of the underlying index of such index fund prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such exchange; or (B) the submission deadline for orders to be entered on the relevant exchange or related exchange for execution at the close of trading on that day.

“Related exchange” for an index fund means each exchange or quotation system or any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such index fund or the underlying index of such index fund has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such index fund or the underlying index of such index fund on such temporary substitute exchange or quotation system as on the original related exchange) on which futures or options contracts relating to such index fund or the underlying index of such index fund are traded where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options related to the underlying index of such index fund or the shares of the index fund.

“Relevant exchange” means any exchange or quotation system for shares of the index fund or any stock then included in the underlying index, where such trading has a material effect (as determined by the calculation agent) on the overall market for trading of such securities.

 “Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

 “Scheduled trading day” for an index fund means any day on which all of the relevant exchanges and related exchanges for such index fund are scheduled to be open for trading for their respective regular trading sessions.

Standard & Poor’s Depositary Receipts® (“SPY”)

HSBC has derived all information contained in this free writing prospectus regarding the SPY, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, State Street Bank and Trust Company, as trustee of the SPY (“SSBTC”), and PDR Services LLC (wholly owned by NYSE Euronext), as sponsor of the SPY. The SPY is a unit investment trust that issues securities called “Standard & Poor's Depositary Receipts” or “SPDRs.” The SPY is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “SPY.” HSBC makes no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The SPY is an investment company registered under the Investment Company Act of 1940, as amended. SPDRs represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500® Index, which is the underlying index for SPY. Information provided to or filed with the SEC by the SPY pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the SPY, SSBTC and PDR Services LLC, please see the Prospectus dated January 26, 2007 of the SPY. In addition, information about the SPY, SSBTC and PDR Services LLC may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPY website at http://www.ssgafunds.com/etf/fund/etf_detail_SPY.jsp. HSBC makes no representation or warranty as to the accuracy or completeness of such information.

Investment Objective and Strategy

The SPY’s objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. The SPY holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weightings of the stocks held by the SPY and the component stocks of the S&P 500® Index,  SSBTC adjusts the holdings of the SPY from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks. SSBTC aggregates certain of these adjustments and makes changes to the holdings of the SPY at least monthly or more frequently in the case of significant changes to the S&P 500® Index. Any change in the identity or weighting of a component stock will result in a corresponding adjustment to the prescribed holdings of the SPY effective on any day that the NYSE is open for business following the day on which the change to the S&P 500® Index takes effect after the close of the market. The value of SPDRs fluctuates in relation to changes in the value of the holdings of the SPY. The market price of each individual SPDR may not be identical to the net asset value of such SPDR.

Although the SPY may at any time fail to own certain of the component stocks, the SPY will be substantially invested in the component stocks. It is possible that, for a short period of time, the SPY may not fully replicate the performance of the S&P 500® Index due to temporary unavailability of certain component securities in the secondary market or due to other extraordinary circumstances. In addition, the SPY is not able to replicate exactly the performance of the S&P 500® Index because the total return generated by the SPY’s portfolio of stocks and cash is reduced by the expenses of the SPY and transaction costs incurred in adjusting the actual balance of the SPY’s portfolio.

The graph below illustrates the performance of the SPY from 1/4/1999 to 10/5/09 as reported on Bloomberg Professional® service. The historical levels of the SPY should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
10/1/2004	12/31/04	$121.66	$109.05	$120.87
1/3/2005	3/31/05	$123.25	$116.27	$118.05
4/1/2005	6/30/05	$121.91	$113.55	$119.17
7/1/2005	9/30/05	$124.74	$118.28	$123.02
10/3/2005	12/30/05	$128.08	$116.88	$124.50
1/3/2006	3/31/06	$131.47	$124.40	$129.84
4/3/2006	6/30/06	$132.77	$122.34	$127.25
7/3/2006	9/29/06	$133.98	$122.49	$133.57
10/2/2006	12/29/06	$143.24	$132.66	$141.66
1/3/2007	3/30/07	$146.39	$136.75	$142.07
4/2/2007	6/29/07	$154.40	$140.89	$150.38
7/2/2007	9/28/07	$156.00	$137.00	$152.67
10/1/2007	12/31/07	$157.52	$140.66	$146.39
1/2/2008	3/31/08	$146.99	$126.00	$131.89
4/1/2008	6/30/08	$144.30	$127.04	$128.04
7/1/2008	9/30/08	$131.50	$110.97	$116.54
10/1/2008	12/31/08	$116.69	$74.35	$90.33
1/2/2009	3/31/09	$94.45	$67.10	$79.44
4/1/2009	6/30/09	$96.11	$78.33	$91.92
7/1/2009	9/30/09	$108.06	$87.01	$105.56
10/1/2009*	10/5/09*	$104.01	$102.54	$104.01

* As of the date of this free writing prospectus available information for the fourth calendar quarter of 2009 includes data for the period from October 1, 2009 through October 5, 2009. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2009.

The closing price of SPY on October 5, 2009 was $104.01.

The iShares® MSCI EAFE Index Fund (“EFA”)

HSBC has derived all information contained in this free writing prospectus regarding the EFA, including, without limitation, its make-up, method of calculation and changes in its components or components of the MSCI EAFE® Index, from publicly available sources.  The information reflects the policies of and is subject to change by iShares® Trust (“iShares”).

Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press  releases, newspaper articles and other publicly disseminated documents and the iShares website. HSBC makes no representation or warranty as to the  accuracy or completeness of such information.

The EFA seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index, which is the underlying index of the EFA.  EFA uses a representative sampling strategy to try to track the MSCI EAFE® Index.  The primary exchange for shares of the EFA is NYSE Arca, Inc.  The investment advisor to the EFA is in transition. For more information, see the risk factor entitled “Transition of the Investment Advisor of EFA and EEM”.

Your investment is linked to the basket which consists of the index funds.  Any information relating to the underlying index is only relevant to understanding what the index fund seeks to replicate.

The MSCI EAFE® Index is calculated, published and disseminated daily by MSCI Inc., a majority-owned subsidiary of Morgan  Stanley, and is comprised of the equity securities underlying the MSCI indices of selected countries in Europe, Australasia (Australia and Asia) and the Far East.

Representative Sampling

The investment advisor employs a technique known as representative sampling to track the MSCI EAFE® Index. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI EAFE® Index that collectively has an investment profile similar to the MSCI EAFE® Index.  The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI EAFE® Index. The EFA may or may not hold all of the securities that are included in the MSCI EAFE® Index.

The EFA generally will invest at least 90.00% of its assets in the securities of its MSCI EAFE® Index or in American Depositary Receipts, or other depositary receipts representing securities in the MSCI EAFE® Index. The EFA may invest the remainder of its assets in securities not included in the MSCI EAFE® Index, but which the investment advisor believes will help the EFA track the MSCI EAFE® Index.

Correlation

The MSCI EAFE® Index is a theoretical financial calculation, while the EFA is an actual investment portfolio.  The performance of the EFA and the MSCI EAFE® Index may vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Fund’s portfolio and the MSCI EAFE® Index resulting from legal restrictions (such as diversification requirements that apply to the EFA but not to the MSCI EAFE® Index) or representative sampling.

Industry Concentration Policy

The EFA will concentrate its investments ( i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that the MSCI EAFE® Index is so concentrated.

The graph below illustrates the performance of the EFA from 8/23/2002 to 10/5/09 as reported on Bloomberg Professional® service. The historical levels of the EFA should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
10/1/2004	12/31/04	$53.45	$47.14	$53.30
1/3/2005	3/31/05	$55.36	$51.14	$52.92
4/1/2005	6/30/05	$53.92	$51.12	$52.35
7/1/2005	9/30/05	$58.57	$51.24	$58.09
10/3/2005	12/30/05	$60.95	$54.58	$59.42
1/3/2006	3/31/06	$65.52	$60.25	$64.99
4/3/2006	6/30/06	$70.65	$59.40	$65.35
7/3/2006	9/29/06	$68.52	$60.94	$67.78
10/2/2006	12/29/06	$74.66	$67.61	$73.26
1/3/2007	3/30/07	$77.18	$70.95	$76.27
4/2/2007	6/29/07	$81.79	$76.05	$80.63
7/2/2007	9/28/07	$85.50	$67.99	$82.56
10/1/2007	12/31/07	$86.49	$78.00	$78.50
1/2/2008	3/31/08	$79.22	$65.63	$71.90
4/1/2008	6/30/08	$78.76	$68.06	$68.70
7/1/2008	9/30/08	$68.39	$52.36	$56.30
10/1/2008	12/31/08	$56.42	$35.53	$44.87
1/2/2009	3/31/09	$45.61	$31.56	$37.59
4/1/2009	6/30/09	$49.18	$37.28	$45.81
7/1/2009	9/30/2009	$56.31	$43.49	$54.70
10/1/2009*	10/5/09*	$53.42	$52.66	$53.42

* As of the date of this free writing prospectus available information for the fourth calendar quarter of 2009 includes data for the period from October 1, 2009 through October 5, 2009. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2009.

The closing price of EFA on September 30, 2009 was $53.42.

The iShares® MSCI Emerging Markets Index Fund (“EEM”)

HSBC has derived all information relating to the EEM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources.  The information reflects the policies of and is subject to change by iShares®, Inc. (“iShares”). iShares has no obligation to continue to publish, and may discontinue publication of, the EEM.  iShares is under no obligation to continue to publish, and may discontinue or suspend the publication of the EEM at any time.

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The EEM uses a representative sampling strategy to try to track the MSCI Emerging Markets Index. In order to improve its portfolio liquidity and its ability to track the MSCI Emerging Markets Index, the EEM may invest up to 10% of its assets in shares of other iShares funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index. The investment advisor to the iShares® MSCI Emerging Markets Index Fund is in transition. For more information, see the risk factor entitled “Transition of the Investment Advisor of EFA and EEM”. The investment advisor will not charge portfolio management fees on that portion of the EEM’s assets invested in shares of other iShares funds.

Your investment is linked to the basket which consists of the index funds.  Any information relating to the underlying index is only relevant to understanding what the index fund seeks to replicate.

Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press  releases, newspaper articles and other publicly disseminated documents and the iShares website. HSBC makes no representation or warranty as to the  accuracy or completeness of such information.

Representative Sampling

The investment advisor to the EEM, employs a technique known as representative sampling to track the MSCI Emerging Markets Index. Representative sampling is a strategy in which a fund invests in a representative sample of stocks in its underlying index, which have a similar investment profile as the underlying index.  Stocks selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics, and liquidity measures similar to those of the relevant underlying index. Funds that use representative sampling generally do not hold all of the stocks that are included in the relevant underlying index.

 Correlation

The EEM is an actual investment portfolio. The performance of the EEM and the MSCI Emerging Markets Index will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs), and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The EEM, using representative sampling, can be expected to have a greater tracking error than a fund using replication. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

 Industry Concentration Policy

The EEM will not concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries, except that the EEM will concentrate its investments to approximately the same extent that the MSCI Emerging Markets Index is so concentrated.

The graph below illustrates the performance of the EEM from 8/28/03 to 10/5/09  as reported on Bloomberg Professional® service. The historical levels of the EEM should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
10/1/2004	12/31/04	$22.41	$18.90	$22.41
1/3/2005	3/31/05	$24.72	$21.18	$22.54
4/1/2005	6/30/05	$24.39	$21.53	$23.83
7/1/2005	9/30/05	$28.38	$23.67	$28.32
10/3/2005	12/30/05	$30.00	$24.95	$29.40
1/3/2006	3/31/06	$33.79	$30.00	$33.02
4/3/2006	6/30/06	$37.08	$27.12	$31.23
7/3/2006	9/29/06	$33.33	$29.03	$32.29
10/2/2006	12/29/06	$38.26	$31.63	$38.10
1/3/2007	3/30/07	$39.85	$34.52	$38.75
4/2/2007	6/29/07	$44.62	$38.74	$43.82
7/2/2007	9/28/07	$50.49	$37.15	$49.78
10/1/2007	12/31/07	$55.83	$47.22	$50.10
1/2/2008	3/31/08	$50.75	$40.68	$44.79
4/1/2008	6/30/08	$52.48	$44.43	$45.19
7/1/2008	9/30/08	$44.76	$30.88	$34.53
10/1/2008	12/31/08	$34.29	$18.22	$24.97
1/2/2009	3/31/09	$27.28	$19.87	$24.81
4/1/2009	6/30/09	$34.88	$24.72	$32.23
7/1/2009	9/30/09	$39.51	$30.25	$38.91
10/1/2009*	10/5/09*	$38.74	$37.85	$38.74

* As of the date of this free writing prospectus available information for the fourth calendar quarter of 2009 includes data for the period from October 1, 2009 through October 5, 2009. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2009.

The closing price of EEM on September 30, 2009 was $38.74.

Anti-dilution and Reorganization Adjustments

Following the declaration by an index fund of the terms of any potential adjustment event (as defined below), the calculation agent will determine whether that potential adjustment event has a diluting or concentrative effect on the theoretical value of such index fund and, if the calculation agent determines either to be the case, it will make such calculations and adjustments to the terms of the securities as may be necessary in order to account for the economic effect of such event.

For purposes hereof, “potential adjustment event” means the occurrence of any of the following after the issue date of the securities:

(a) a subdivision, consolidation or reclassification of the shares or depository receipts, as applicable, of an index fund (unless a merger event), or a free distribution or dividend of any shares or any depository receipts of such index fund to existing holders by way of bonus, capitalization or similar issue;

(b) a distribution or dividend to existing holders of the shares or depository receipts, as applicable, of an index fund of (A) shares or depository receipts, as applicable, of such index fund, or (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of such index fund equally or proportionately with such payments to holders of those shares or depository receipts, as applicable, or (C) other types of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the calculation agent;

(c) an extraordinary dividend of an index fund;

(d) a call by an index fund in respect of shares or depository receipts, as applicable, of such index fund that are not fully paid;

(e) a repurchase by an index fund of shares or depository receipts, as applicable, of such index fund whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise; or

 (f) any other similar event that may have a diluting or concentrative effect on the theoretical value of the shares or depository receipts, as applicable, of an index fund.

Delisting or Suspension of Trading in the Shares of an Index Fund; Termination of an Index Fund; and Discontinuation of an Underlying Index

If the shares or depository receipts, as applicable, of an index fund are delisted from, or trading of shares or depository receipts, as applicable, of an index fund is suspended on, the relevant exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the calculation agent determines, in its sole discretion, to be comparable to the shares or depository receipts, as applicable, of such index fund (any such trading successor or substitute securities, the “successor securities”), such successor securities will be deemed to be such index fund for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists.  Upon any selection by the calculation agent of successor securities, the calculation agent will cause notice thereof to be furnished to HSBC and the trustee and HSBC will provide notice thereof to the registered holders of the securities.

If the shares or depository receipts, as applicable, of an index fund are delisted from, or trading of the shares or depository receipts, as applicable, of an index fund is suspended on, the relevant exchange and successor securities that the calculation agent determines to be comparable to the shares or depository receipts, as applicable, of such index fund are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the calculation agent, and such successor or substitute security will be deemed to be such index fund for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists.  Upon any selection by the calculation agent of successor or substitute securities, the calculation agent will cause notice thereof to be furnished to HSBC and the trustee and HSBC will provide notice thereof to the registered holders of the securities.

If an index fund is liquidated or otherwise terminated (a “termination event”), the final value of the shares or depository receipts, as applicable, of such index fund on the final valuation date will be determined by the calculation agent in accordance with the general procedures last used to calculate such index fund prior to any such termination event. The calculation agent will cause notice of the termination event and calculation of the final value as described above to be furnished to HSBC and the trustee and HSBC will provide notice thereof to registered holders of the securities.

If a termination event has occurred with respect to an index fund and the underlying index sponsor of such index fund discontinues publication of the respective underlying index and if such underlying index sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to such underlying index, then the value of such underlying index will be determined by reference to the value of that comparable index, which we refer to as a “successor underlying index.”  Upon any selection by the calculation agent of a successor underlying index, the calculation agent will cause notice to be furnished to HSBC and the trustee and HSBC will provide notice thereof of the selection of the successor underlying index to the registered holders of the securities.

If a termination event has occurred with respect to an index fund and the underlying index sponsor of such index fund discontinues publication of the respective underlying index and a successor underlying index is not selected by the calculation agent or is no longer published from the date of the termination event up to and including the final valuation date, the value to be substituted for the such  underlying index on the final valuation date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate such underlying index prior to any such discontinuance.

If a successor underlying index is selected for an underlying index or the calculation agent calculates a value as a substitute for an underlying index as described above, such successor underlying index or value, as the case may be, will be substituted for such underlying index for all purposes, including for purposes of determining whether a market disruption event occurs.

Notwithstanding the above alternative arrangements, discontinuance of the publication of an underlying index may adversely affect the market value of the securities.

“Underlying index sponsor” means with respect to the SPY, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., with respect to the EFA and the EEM, MSCI Inc.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the holders of securities, absent manifest error.

Merger Event and Tender Offer

 A “merger event” shall mean, with respect to an index fund, any (i) reclassification or change of the shares or depository receipts, as applicable, of such index fund that results in a transfer of or an irrevocable commitment to transfer all shares or depository receipts, as applicable, of the index fund outstanding, or (ii) consolidation, amalgamation or merger of the reference issuer with or into another entity (other than a consolidation, amalgamation or merger of the reference issuer with or into another entity and which does not result in any such reclassification or change of all shares or depository receipts, as applicable, of the reference asset) or (iii) takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding shares or depository receipts, as applicable, of the index fund that results in a transfer of or an irrevocable commitment to transfer all shares or depository receipts, as applicable, of the index fund (other than those shares or depository receipts, as applicable, of the index fund owned or controlled by the offeror), or (iv) consolidation, amalgamation, merger or binding share exchange or depository receipt exchange, as applicable, of the reference issuer or its subsidiaries with or into another entity in which the reference issuer is the continuing entity and which does not result in a reclassification or change of the shares or depository receipts, as applicable, of the index fund but results in the outstanding shares or depository receipts, as applicable, of the index fund immediately prior to that event collectively representing less than 50% of the outstanding shares or depository receipts, as applicable, of the index fund immediately following that event, in each case if the approval date (as defined below) is on or before a final valuation date.

“Reference issuer” means, with respect to SPY, SPDR Trust, Series 1, and with respect to EFA, iShares Trust, and with respect to EEM, iShares Inc.

A “tender offer” shall mean, in respect of the voting shares or depository receipts, as applicable, of a reference issuer, any takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in that entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, not less than 10% of the outstanding voting shares or depository receipts, as applicable, of the reference issuer as determined by the calculation agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the calculation agent deems relevant.

If a merger event or tender offer occurs with respect to an index fund and the shares or depository receipts, as applicable, of the index fund are exchanged for new shares or depository receipts, as applicable (with no other distributions of property in respect of the shares or depository receipts, as applicable, of the index fund), and those new shares or depository receipts, as applicable, are publicly quoted, traded or listed on a U.S. exchange or quotation system, then the index fund shall be adjusted to comprise the number of new shares or depository receipts, as applicable, to which a holder of one share or depository receipt, as applicable, of the index fund immediately prior to the occurrence of the merger event or tender offer, as the case may be, would be entitled upon consummation of the merger event or tender offer.  The calculation agent shall also adjust such terms and conditions of the securities as the calculation agent determines appropriate to account for that event and such new shares or depository receipts, as applicable, shall be deemed to be the index fund.

If a merger event or tender offer occurs and any distributions of property (other than the publicly quoted new shares or depository receipts referred to above) are made on the shares or depository receipts, as applicable, of the index fund, in whole or in part, then the calculation agent shall accelerate the maturity date to the day which is four business days after the approval date (as defined below).  On the maturity date, HSBC shall pay to each holder of a security the payment at maturity, provided that for purposes of that calculation, the approval date will be deemed to be the final valuation date and the final value of the affected index fund will be deemed to be the value of all consideration received (or that would be received) in respect of that event.  In addition, the calculation agent shall adjust the payment at maturity for the value of the imbedded options that would preserve for a holder of securities the economic equivalent of any remaining payment obligations with respect to the securities hereunder.  For the avoidance of doubt, the value of the unaffected index funds will be determined on the final valuation date, as adjusted, as described in “Indicative Terms” in this free writing prospectus. The “approval date” is the closing date of a merger event, or, in the case of a tender offer, the date on which the person or entity making the tender offer acquires or acquires the right to obtain the relevant percentage of the applicable class of shares of the reference issuer, or if that date is not a scheduled trading day, the immediately preceding scheduled trading day.

Notwithstanding these alternative arrangements, a merger event or tender offer may affect an index fund in a manner that adversely affects the value of, and trading in, the securities.  Similarly, an adjustment or acceleration resulting from a merger event or a tender offer may adversely affect the value of, or the trading in, the securities.

Events of Default and Acceleration

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Indicative Terms” in this free writing prospectus.  In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the basket return.  If a market disruption event exists with respect to an index fund on that scheduled trading day, then the accelerated final valuation date for such index fund will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final valuation date).  The accelerated maturity date will then be the fourth business day following the postponed accelerated final valuation date.  For the avoidance of doubt, if no market disruption event exists with respect to an index fund on the scheduled trading day preceding the date of acceleration, the determination of such index fund’s final value will be made on such date, irrespective of the existence of a market disruption event with respect to one or more of the other index funds occurring on such date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”).  HSBC will agree to sell to the Agent, and the Agent will agree to purchase, all of the securities at the price indicated on the cover of the pricing supplement, which is the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of this free writing prospectus to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so.  HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the accompanying prospectus supplement.